Exhibit b(6) under Form N-1A
                                            Exhibit 3(ii) under Item 601/Reg.S-K

                                  AMENDMENT #6
                                 TO THE BY-LAWS
                                       OF
                         EDWARD JONES MONEY MARKET FUND

                           EFFECTIVE AUGUST 17, 2007


Strike Section 5 Powers of the Executive Committee from Article III POWERS AND DUTIES OF THE EXECUTIVE AND OTHER COMMITTEES and replace with the following:

Section 5. Powers of Executive Committee. During the intervals between the Meetings of the Trustees, the Executive Committee, except as limited by the By-Laws of the Trust or by specific directions of the Trustees, shall possess and may exercise all the powers of the Trustees in the management and direction of the business and conduct of the affairs of the Trust in such manner as the Executive Committee shall deem to be in the best interests of the Trust, and shall have power to authorize the Seal of the Trust (if there is one) to be affixed to all instruments and documents requiring same. Notwithstanding the foregoing, the Executive Committee shall not have the power to elect or remove Trustees, increase or decrease the number of Trustees, elect or remove any Officer, issue shares or recommend to shareholders any action requiring shareholder approval.